Exhibit 99.1 News Release 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Stefanie Murphy Date July 2, 2013 Telephone +1 312 228 2121 Email stefanie.murphy@lasalle.com Jones Lang LaSalle Income Property Trust Closes Credit Facility with Bank of America Chicago (July 2, 2013) – Jones Lang LaSalle Income Property Trust, Inc., (the “Company”) today announces it has closed on a $40 million revolving line of credit which will increase its capacity to make new property acquisitions in keeping with its core, income-oriented real estate investment strategy. The credit facility has a two year term and bears interest based on LIBOR plus a spread ranging from 1.50% to 2.75% depending on the Company’s consolidated leverage ratio. Bank of America, N.A. is lender and administrative agent for the facility and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as lead arranger. “This credit facility strengthens our ability to continue to pursue our strategic objectives and to further grow and diversify our portfolio of high quality, institutional caliber real estate investments,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “We are extremely pleased to also expand our relationship with a financial institution of the caliber of Bank of America Merrill Lynch.” The Company plans to use the new facility primarily for acquisitions, refinancing of existing indebtedness, renovations, tenant and capital improvements and other general corporate purposes. Jones Lang LaSalle Income Property Trust is a non-listed, daily valuation perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and backed by one of the world’s leading real estate services firms. For more information on the Company, please visit its website at www.jllipt.com. ###

About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed daily valuation perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc. a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is a leading global real estate investment manager, with approximately $46.3 billion of assets under management of private and public property equity investments. LaSalle is active across a range of real estate capital and operating markets including private and public, debt and equity and our clients include public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe.. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. .